As filed with the Securities and Exchange Commission on January , 2000
                                Registration No. 333 -

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           TRANS GLOBAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                            62-1544008
(State or other jurisdiction
of incorporation or organization)      (I.R.S. Employer Identification No.)

   1393 Veterans Memorial Highway, Hauppauge, New York 11788, (516) 724-0006
        (Address, including zip code, and telephone number of registrants principal executive offices)

                          Asher S. Levitsky P.C.
                    Esanu Katsky Korins & Siger, LLP
                           605 Third Avenue
                        New York, New York 10158
                            (212) 953-6000
                       Fax: (212) 953-6899
(Name, address and telephone number, including area code, of agent for service)

                           Copies to:
          Mr. Joseph G. Sicinski, President and Chief Executive Officer
                       Trans Global Services. Inc.
                    1393 Veterans Memorial Highway
                      Hauppauge, New York 11788
                          (516) 724-0006
                     Fax: (516) 724-0039

Approximate date of commencement of proposed sale to the public: As soon as practical on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered of this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



                        CALCULATION OF REGISTRATION FEE


- ---------------------------- ----------------------------- -------------------

Title of Securities     Amount to be    Proposed maximum            Proposed maximum            Amount of
to be Registered        Registered      Offering price per unit-1   aggregate offering price-1  Registration fee

Common Stock, par
value $.01 per share    379,994 shares    $.5625                    $195,925                    $56.43
         ---------------------- ----------------- ---------------------------- -----------------------------

1 The average of the high and low prices of the common stock on the Nasdaq SmallCap Market on January 3, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                                  PROSPECTUS

                               379,994 Shares
                         TRANS GLOBAL SERVICES, INC.
                                Common Stock

                 Nasdaq SmallCap Market Trading Symbol: TGSI

The selling stockholder may sell up to 379,994 shares of common stock from time to time. The selling stockholders may sell its shares

* On the Nasdaq SmallCap Market.
* To a broker-dealer, including a market maker, who purchases the shares for its own account.
* In private transactions.

We will not receive any proceeds from the sale by the selling stockholder of its shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $7,500.

Investing in shares of our common stock involves a high degree of risk. You should purchase the shares only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The date of this Prospectus is , 2000

                                TABLE OF CONTENTS

                                                                        Page
            Risk Factors                                                   2
            Selling Stockholder                                            4
            Plan of Distribution                                           5
            Available Information                                          6
            Incorporation of Certain Documents by Reference                6
            Legal Matters                                                  7
            Experts                                                        7

                               RISK FACTORS

This prospectus contains statements that plan or anticipate the future. Forward-looking statements include statements about our future business plans and strategies and the market for our products and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate" and similar words. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied, including, but not limited to, those identified under "Risk Factors" in this prospectus and in our Form 10-K for 1998, those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations in our Form 10-K for 1998 and our Form 10-Q for the quarter ended September 30, 1999, and those described and in any other filings which are incorporated by reference in this prospectus, as well as general economic conditions.

An investment in our common stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and should consult with your own legal, tax and financial advisors.

We have little working capital, we are in default under our credit agreement, and we may be unable to continue in business if our lender fails to advance us money when required

At September 30, 1999, we had working capital of approximately $200,000, which was sufficient to enable us to meet only our immediate needs, and we require additional funding of approximately $500,000 to meet our cash requirements for the first quarter of 2000. Our principal obligations are our payroll obligations for the employees who we place with our clients. We fund our payroll obligations from loans from our asset-based lender pursuant to our credit agreement, and our obligations to our lender are secured by a lien on our accounts receivable. We are in default under the financial covenants under our credit agreement, and the lender has the right to demand immediate payment of our obligations to it and to refuse to advance us additional money. If the lender either demands payment or fails to lend us money we require to meet our payroll obligations without providing us with sufficient time to find an alternative lender, we may be unable to continue in business.

We cannot assure you that the merger with IT Staffing will be consummated

Although the agreement with IT Staffing was signed in November 1999, proxy material relating to the proposed transaction has not been filed with the Commission. We cannot assure you that the merger will be consummated on the terms described in our filings with the Commission, if at all, or that any changes in the terms of the merger will not reduce the consideration payable to our stockholders.

IT Staffing does not file reports with the Securities and Exchange Commission, so you may not have access to current information concerning IT Staffing.

Because IT Staffing is organized under the laws of Ontario, Canada , it is not required to file annual reports on Form 10-K or quarterly reports on Form 10-Q. As a result, until IT Staffing elects to file such reports, you may not have access to current information concerning IT Staffing.

Our clients are concentrated in the aircraft and aerospace industries, which has resulted in a downturn in our business because of the downturn in business from these industries

Our three largest clients for 1998 and 1997 were The Boeing Company, Lockheed Martin Corporation and Northrop Grumman. These three clients accounted for revenue of approximately $40 million, or 60.1% of revenue, for 1998, and $48 million, or 63.2% of revenue, for 1997. The loss of or reduction in business from these clients has had a material impact in our business. Our revenue for the nine months ended September 30, 1999 was $29.0 million, reflecting a 45.7% decrease from the revenues of $53.5 for the same period in 1998. This decrease can be attributed to the slowdown in the aircraft and aerospace industries. This trend has continued, and the reduced level of revenue from our major clients may continue during the first quarter of 2000. We cannot predict when or whether the trend will change.

We incurred losses during the nine months ended September 30, 1999, and our losses are continuing.

As a result of the decline in business from clients in the aircraft and aerospace industries, we sustained a loss of $1.0 million, or $.31 per share (basic and diluted), for the nine months ended September 30, 1999. We can not assure you that we will be able to generate profits in the future.

We need to offer direct payroll deposits to our employees

We do not presently offer our employees a direct deposit payroll program by which we deposit the employees' compensation directly into their bank accounts so that the employees' money will be immediate availability. Employees believe that direct payroll deposit is an important element to consider in evaluating employment opportunities. In order to offer this service, we require additional operating capital which is not currently available to us. We believe that our ability to attract new clients will be limited if we cannot offer employees direct payroll deposit.

We need to attract qualified personnel to service our clients

We are dependent upon both our ability to obtain contracts with clients and to provide its clients with qualified employees. The market for qualified personnel is highly competitive, and we compete with other major companies in obtaining contracts with potential clients and in attracting employees.

Our senior management will benefit from the merger with IT Staffing

If the merger is approved, Mr. Joseph G. Sicinski, president and chief executive officer, and Mr. Glen R. Charles, chief financial officer, will receive personal benefits.

Mr. Sicinski will enter into a three-year employment agreement which will provide him with the following benefits:

IT Staffing will issue to Mr. Sicinski an additional one-fourth of a share of ITS common stock for each share of our common stock which he owns when the merger becomes effective. Mr. Sicinski owns 274,999 shares of our common stock. If he exercises the options to purchase 235,000 shares of our common stock at $.01 per share, he will receive 127,499 shares of IT Staffing common stock pursuant to his employment agreement.

IT Staffing will issue to him 50,000 shares of IT Staffing common stock as a result of a recent acquisition made by IT Staffing.

IT Staffing will grant Mr. Sicinski an immediately exercisable five-year option to purchase 37,000 shares of IT Staffing common stock at an exercise price of $2.00 per share.

Mr. Sicinski's employment agreement will be continued for three years following the closing at his present rate of compensation, which is at the annual rate of $266,000, with annual cost of living increases.

Mr. Sicinski will be given the opportunity to borrow up to $250,000 from IT Staffing to provide him with funds to pay income taxes resulting from the exercise of his options and the issuance to him of the shares of IT Staffing common stock as contemplated by his employment agreement. Mr. Sicinski may also satisfy his tax obligation by reducing the number of shares of IT Staffing common stock issuable to him pursuant to his employment agreement.

Mr. Sicinski will be elected as a director and executive vice president of IT Staffing and will continue as president and chief executive officer of Trans Global.

Mr. Charles will also enter into a three-year employment agreement which provides him with the following benefits:

IT Staffing will issue to Mr. Charles an additional one-fourth of a share of ITS common stock for each share of our common stock which he owns when the merger becomes effective. Mr. Charles owns 200 shares of our common stock. If he exercises the options to purchase 91,332 shares of our common stock, he will receive 22,883 shares of IT Staffing common stock pursuant to his employment agreement.

Mr. Charles' employment agreement will be continued for three years following the closing at his present rate of compensation, which is at the annual rate of $127,960, with annual cost of living increases.

Mr.  Charles  will be given the  opportunity  to borrow up to  $250,000  from IT
Staffing to provide him with funds to pay income taxes resulting from the exercise of his Trans Global options and the issuance to him of the shares of IT Staffing common stock as contemplated by his employment agreement. IT Staffing will not lend Mr. Sicinski and Mr. Charles a total of more than $250,000. Accordingly, the money available for loans to Mr. Charles will not exceed $250,000 less the amount of loans made to Mr. Sicinski. Mr. Charles may also satisfy his tax obligation by reducing the number of shares of IT Staffing common stock issuable to him pursuant to his employment agreement.

Mr. Charles will continue as chief financial officer of Trans Global.

We may be held liable for the actions of our employees when on assignment.

Although our client agreements disclaim responsibility for the conduct of our employees, we may be exposed to liability with respect to actions taken by our employees while on assignment, such as damages caused by their errors, misuse of client proprietary information or theft of client property. We do not maintain insurance coverage against this risk. Due to the nature of our assignments, we cannot assure you that we will not be exposed to liability as a result of our employees being on assignment.

Our common stock may be delisted from the Nasdaq SmallCap Market

Because our common stock price is less than $1.00 per share, we do not meet the requirements for the continued listing of our common stock on the Nasdaq SmallCap Market. As a result, our common stock may be delisted from the Nasdaq SmallCap Market as early as January 2000. In that event, our common stock may be traded on the OTC Bulletin Board, and our common stock may become subject to the SEC's penny-stock rules, which impose additional sales practice requirements on broker-dealers which sell our stock to persons other than established customers and institutional accredited investors. The rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you purchase either pursuant to this prospectus or in the open market.


                            SELLING STOCKHOLDER

  The following table and disclosure sets forth as of December 15, 1999:

The name of the selling stockholder.

Any  position,   office  or  other  material   relationship  which  the  selling
stockholder had with us or our affiliates during the last three years.

The number of shares of common stock owned by the selling stockholder prior to the offering.

The number of shares of common stock offered by the selling stockholder.

The number of shares of common stock the selling stockholder would own if it sells all of the shares it is offering.

   ----- ------------------------- ------------------ ------------------

                      Number of Shares   Number of Shares         Number of Shares   Percentage
                      Owned Prior to     Offered for Account         Owned             Owned
Selling Stockholder   Offering           Of Selling Stockholder   After Offering     After Offering
-------------------   ----------------   ----------------------   ----------------   --------------
The Sagemark Companies Ltd.
SIS Capital Corp.      379,994             379,994                    --                 --
-------------------   ----------------   ----------------------   ----------------   --------------

The shares are owned by SIS Capital Corp. and are deemed to be beneficially owned by The Sagemark Companies Ltd., formerly known as Consolidated Technology Group Ltd., which is the sole stockholder of SIS Capital. SIS Capital is our largest stockholder, and, until 1999, it was a controlling stockholder. Sagemark is a public company.

The following is a summary of material transactions between SIS Capital and us during the past three years.

From 1995 until April 1999, a majority of our directors were officers or directors of Sagemark, and we were considered a subsidiary of Sagemark.

On February 25, 1999, SIS Capital owned 1,529,994 shares, or approximately 40.1%, of our common stock. Such shares had been issued at various times during 1995 and 1996, and the issuances are described in our Form 10-K annual reports for those years and our other filings with the SEC. In addition, prior to 1998, at the request of Sagemark, we advanced funds to subsidiaries of Sagemark, of which approximately $1.2 million was lent to Arc Networks, Inc., which was then a majority-owned subsidiary of Sagemark, and $326,000 to other subsidiaries of Sagemark.

In September 1996, in connection with the transfer by us of one of our former subsidiaries and 176,666 shares of our common stock to a subsidiary of Sagemark, Sagemark issued to us 1,000 shares of its Series G 2% Cumulative Redeemable Preferred Stock. The terms of the preferred stock were amended on two occasions, and, in February 1999, we had the right to require Sagemark to redeem the shares of preferred stock for $2.1 million.

On February 25, 1999, we entered into an agreement with Sagemark, pursuant to which SIS Capital agreed to transfer 1,150,000 shares of our common stock to us in consideration of the cancellation of the shares of Sagemark's Series G 2%Cumulative Redeemable Preferred Stock owned by us, including accrued dividends, and certain other obligations in the amount of $325,952 which were due to us. On May 3, 1999, SIS Capital transferred the 1,150,000 shares to us, which reduced Sagemark's holdings to 379,994 shares, which is approximately 14.2% of our outstanding common stock.

The obligations of Arc Networks to us are evidenced by Arc Networks' $1.2 million promissory note, which is guaranteed by Sagemark. Sagemark sold its stock in Arc Networks to a company which is affiliated with Sagemark. We have agreed, under certain circumstances, to accept a series of preferred stock of the new parent of Arc Networks in exchange for the note. Furthermore, as a result of the failure of Arc Networks' parent corporation to a public offering by December 31, 1999, the entire principal amount became immediately due and payable on December 31, 1999, and Arc Networks, Sagemark and two other guarantors, including Arc Networks' parent, have failed to pay the note.

In addition, we paid an affiliate of Sagemark $55,000 during 1998 and $120,000 during each of 1997 and 1996 pursuant to a management services agreement.

                              PLAN OF DISTRIBUTION

The selling stockholder may sell up to 379,994 shares of common stock from time to time

o On the Nasdaq SmallCap Market.
o To a broker-dealer, including a market maker, who purchases the shares for its own account.
o In private transactions.

The selling stockholder may sell the shares at negotiated prices or at the market price or both. It may sell their shares directly to the purchasers or it may use brokers. If it uses a broker, the selling stockholder may pay a brokerage fee or commission or it may sell the shares to the broker at a discount from the market price. The purchasers of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the selling stockholder for the sale of any of its shares.

The selling stockholder and broker-dealers, if any, acting in connection with sales by the selling stockholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

We have advised the selling stockholder that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to its sales in the market. We have furnished the selling stockholder with a copy of Regulation M, and we have informed the selling stockholder that it should deliver a copy of this prospectus when it sells any shares.

                        AVAILABLE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the EDGAR system. You may read and copy any material we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issues that file electronically with the SEC. The address of such site is http//www.sec.gov.

We have filed a registration statement with the SEC relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the SEC's Public Reference Room or its Internet site.

We furnish our stockholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

You should rely only on the information contained in this prospectus and the information that we have referred you to. We have not authorized any person to provide you with any information that is different.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the SEC. We are incorporating these documents in this prospectus, and they are a part of this prospectus.

     (1) Our annual report on Form 10-K for the year ended December 31, 1998, which we amended by an amendment on Form 10-K/A;

     (2) Our quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     (3) Our proxy statement for our 1998 annual meeting of stockholders;

     (4) Our current report on Form 8-K, (a) dated February 25, 1999, which we filed with the SEC on February 26, 1999 and amended by an amendment on Form 8-K/A, which we filed on May 4, 1999; and (b) dated November 1, 1999, which we filed with the SEC on November 9, 1999; and

     (5) Our registration statement on Form 8-A, which became effective on February 7, 1994.

We are also incorporating by reference in this Prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended, after the date of this prospectus. Such documents are incorporated by reference in this prospectus and are a part this prospectus from the date we file the documents with the SEC.

If we file with the SEC any document that contains information which is different from the information contained in this Prospectus, you may rely only on the most recent information which we have filed with the SEC.

We will provide a copy of the documents referred to above without charge if you request the information from us. However, we may charge you for the cost of providing any exhibits to any of these documents unless we specifically incorporate the exhibits in this Prospectus. You should contact Mr. Glen R. Charles, Chief Financial Officer, Trans Global Services, Inc., 1393 Veterans Memorial Highway, Hauppauge, New York 11788, telephone (516) 724-0006, if you wish to receive any of such material.


                             LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by Esanu Katsky Korins & Siger, LLP, counsel to the Company.

                             EXPERTS

The consolidated financial statements incorporated by reference in this prospectus to the extent and for the periods indicated in their reports have been audited by Moore Stephens, P.C., independent certified public accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

                                 PART II

               INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The Registrant estimates that the legal, accounting and filing fees relating to this Registration Statement will be approximately $7,500.

Item 15. Indemnification of Officers and Directors.

Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any specified threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Article 7 of the Registrant's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the fullest extent permitted by the Delaware General Corporaiton Law.

We also maintain directors and officers liability insurance. This insurance covers any person who has been or is an officer or director of us or any of our subsidiaries for all expense, liability and loss (including attorneys' fees, investigation costs, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, net of the deductible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

5.1 Opinion of Esanu Katsky Korins & Siger, LLP.1
23.1 Consent of Moore Stephens, P.C. (Page II-5)
23.2 Consent of Esanu Katsky Korins & Siger, LLP (contained in Exhibit 5.1)
24.1 Power of Attorney (included on the signature page).
___________________
1    To be filed by amendment.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hauppauge, State of New York on this 6th day of January, 2000.


                           TRANS GLOBAL SERVICES, INC.
By:_____________________________
                                             Joseph G. Sicinski, President and
                                             Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Joseph G. Sicinski and Glen R. Charles or either of them acting in the absence of the others, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature                                             Title    Date


s/Joseph G. Sicinski               President,                  January  6, 2000
--------------------
Joseph G. Sicinski                 Chief Executive Officer
 (Principal Executive Officer)     and Director


s/Glen R. Charles                  Chief Financial Officer     January  6, 2000
--------------------
Glen R. Charles                    and Director
 (Principal Financial
 and Accounting Officer)


____________________________       Director                    January  6, 2000
Edward D. Bright


s/James L. Conway                  Director                   January   6, 2000
--------------------
James L. Conway

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use in this Registration Statement on Form S-3 of our report dated March 23, 1999 [Except for Note 18, as to which the date is April 15, 1999], on the financial statements of Trans Global Services, Inc. (the "Company"), which was included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated by reference in this registration statement, and to the use of our name, and the statements with respect to us as appearing under the heading "Experts" in the Prospectus.



                                              MOORE STEPHENS, P.C.

Cranford, New Jersey

January 6, 2000